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                                                                EXHIBIT 10(w)

               Agreement for ASIC Design and Purchase of Products

                                     between

         IBM Microelectronics 1000 River Street Essex Junction, Vermont

                                       and

   Rainbow Technologies, Inc. and its wholly owned subsidiary, Mykotronx, Inc.


Agreement Number: X0617
Commencement Date:

IBM Customer Account Representative:
Dan Fitzpatrick

Mykotronx, Inc.           Rainbow Technologies, Inc
357 Van Ness Way          50 Technology Drive
Suite 200                 Irvine, California 92618
Torrance, California 90501

This agreement ("Agreement") is entered into by and between International Business Machines Corporation, incorporated under the laws of the State of New York ("IBM") and Rainbow Technologies, Inc. incorporated under the laws of the State of Delaware ("Buyer") and its wholly owned subsidiary, Mykotronx, Inc. ("Mykotronx"), incorporated under the laws of the State of California.

This Agreement and its attachments ("Attachments) sets forth the terms and conditions pursuant to which semiconductor products will be designed, manufactured, sold and purchased. The terms and conditions by which IBM licenses to Mykotronx the IBM Design Kits specified in Attachment A are governed by the IBM Design Kit License initially executed by IBM and Mykotronx on May 9,1997.

The product is being designed by Mykotronx on behalf of Buyer.

1.0    DEFINITIONS

         1.1      "ASIC(s)" means application specific integrated circuits.

         1.2 "ASIC Tool Kits" means any computer aided design software and data provided by IBM and used by Mykotronx for the purpose of designing or checking ASIC designs, as updated or enhanced from time to time by IBM.

         1.3 "Buyer Deliverable Items" means any information and materials supplied to IBM by Buyer and/or Mykotronx, as set forth in Attachment B, including, without limitation, software, schematics, netlists, microcode, designs or techniques, as accepted by IBM and utilized in the design of or otherwise incorporated into a Product.

         1.4 "Engineering Change" means a mechanical or electrical change to the Product which affects form, fit, function or maintainability.

         1.5 "IBM Deliverable Items" means the information, materials and tools supplied to Mykotronx by IBM, as set forth in Attachment B, including, without limitation, IBM Design Kits, ASIC Tool Kits and Prototype devices.


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         1.6      "IBM Design Kits" means any IBM computer aided design software and data (including libraries) provided to Buyer or Mykotronx for the purpose of designing or testing ASIC designs, as updated and enhanced from time to time. The term "IBM Design Kits" includes ASIC Tool Kits.

         1.7 "Initial ASIC Design Review Checklist" ("IDR") means a report in form and content as regularly used by IBM to make a preliminary assessment of the feasibility of Buyer's proposed Product design.

         1.8 "Milestones" means completion of the (i) initial design review ("IDR Milestone"), (ii) pre-layout and timing analysis ("RTL Milestone"), and (iii) the release to manufacturing ("RTM Milestone") stages of work and the payment milestones ("Payment Milestones") set forth in Section 2.0 of Attachment C.

         1.9 "Non-recurring Engineering Charges" ("NRE Charges") means the costs for NRE Services.

         1.10 "Non-recurring Engineering Services" ("NRE Services") means engineering services provided by IBM to develop Products to be manufactured under this Agreement, which shall include delivery of Prototypes as specified in Attachment C.

         1.11 "Product(s)" means production units of the ASIC product(s) to be sold and purchased under this Agreement as specified in Attachment A and as may be amended by the parties to include additional Products. Products shall not include Prototypes.

         1.12 "Product Specifications" means the specifications for each Product including, without limitation, the post-layout electronic data interchange format ("EDIF") and timing requirements (including clock skew requirements), a statement of Post-layout test coverage and I/O placement; as documented in the RTM, expressly or by specific incorporation.

         1.13 "Prototype Acceptance" means Buyer's written approval that Buyer's Prototype evaluation demonstrates Prototype conformance to Product Specifications.

         1.14 "Prototype device(s)" or 'Prototypes" means a preliminary version of a Product which may or may not be functional and which is not suitable for production in commercial quantities.

         1.15 "Purchase Order Lead Time" means the required minimum amount of time between IBM's receipt of the Purchase Order issued by Buyer and the requested shipment date necessary to accommodate manufacturing cycle time, as specified in Attachment C.

         1.16 "Release to Layout Checklist" ("RTL") means a performance approval report in form and content as regularly used by IBM to document completion of the pre-layout Level Sensitive Scan Design ("LSSD") and timing analysis milestone of the SOW.

         1.17 "Release to Manufacturing Checklist" ("RTM") means a performance approval report in form and content as regularly used by IBM to document the design review milestone at the completion of the post- layout timing analysis.


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         1.18     "Scheduled Shipment Date" means the date for shipment of
                  Product requested by Buyer in a Purchase Order and accepted by IBM in accordance with Section 6.0 of this Agreement.

         1.19 "Shipment Date" means the date for shipment of Product requested by Buyer in a Purchase Order.

         1.20 "Statement of Work" or "SOW" means a statement of work as set forth in Attachment A that identifies the respective design obligations that the parties agree to complete for the development of particular Products.

2.0 TERM OF AGREEMENT - This Agreement shall become effective on the date it is executed by the parties (the "Commencement Date"). The term of this Agreement will begin an the Commencement Date and will be effective for a period of three (3) years after the date of execution (the "Contract Period"), subject, however, to earlier termination as permitted under Section 13.0.

3.0      WORK SCOPE

         3.1 IBM will provide Buyer with engineering support and assistance and Buyer (or Mykotronx) will provide IBM with the Buyer Deliverable items and cooperate with IBM in the use of IBM Deliverable Items to enable IBM to manufacture Products, in accordance with the SOW. The Products are designed for verification on IBM ASIC tools and to be manufactured by IBM under this Agreement. The terms and conditions by which IBM licenses the IBM Design Kits to Mykotronx are exclusively governed by the IBM Design Kit License Agreement, which is hereby incorporated by reference.

         3.2 IBM will assign field design center engineering support to Mykotronx regarding the use of the ASIC Tool Kit and IBM's ASIC design methodology. This support may be provided to Mykotronx on-site as mutually agreed to by IBM and Buyer. The support obligations of IBM shall end when IBM has provided the items in Attachment B under "IBM Deliverable Items".

         3.3 In the event that multiple Products are developed under this Agreement or this Agreement is amended to include other Products, each such Product shall be developed under and subject to a separate SOW, separate development checklist and separate Product pricing.

         3.4 Buyer will not utilize Products in conjunction with any medical implantation or other direct life support applications where malfunction may result in injury, harm or death to persons, or used in conjunction with aviation, nuclear materials, or other ultra-hazardous activities (collectively, "Ultra-hazardous Uses"). Buyer agrees to require the same commitment from its own customers in all contracts or sale documents under which the customer sells the Product or a device incorporating the device.

4.0      ASIC PRODUCT DESIGN

         4.1 IBM's ASIC development checklists shall document the development of each of Mykotronx Product design.


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                  4.1.1    The IDR will be used to make a preliminary
                           feasibility assessment of each of Mykotronx proposed Product design and to advise Mykotronx of any areas where Buyer's design(s) do not conform to IBM design requirements.

                  4.1.2 The RTL shall include, expressly or by specific incorporation, the design specifications for each Product required by Mykotronx to successfully place, route, time and conform to LSSD and provide static timing analysis. The RTL shall also document the fact that such information is available to Mykotronx and has been communicated to Mykotronx before each Product netlist is released to layout. Mykotronx' signature on the RTL shall record Mykotronx' acknowledgment of satisfactory completion of all work on such Product through such Milestone.

                  4.1.3 Mykotronx' signature on the RTM shall record Mykotronx' acknowledgment of (i) satisfactory completion of all work on such Product through the RTM Milestone and (ii) the specifications to which IBM's warranty obligations, set forth in Section 14.0, apply. To the extent that specifications and test parameters contained in the RTM vary those set forth in the RTL, the specifications contained in the RTM shall govern.

                  4.1.4 Mykotronx' signature on the RTL and RTM checklists shall not be unreasonably withheld.

         4.2 All Milestone and Prototype delivery schedules are estimates only.

         4.3 Any data relating to a Product design that Mykotronx is to furnish to IBM must be compatible with IBM tools, with which IBM will verify all design and engineering work for conformance to IBM's technology ground rules.

         4.4 Buyer may request changes to any Product design during the course of the SOW by submitting a written request to IBM. Upon receipt by IBM of any such request, IBM shall promptly inform Buyer of the effect of the requested change on the SOW including estimated completion of the design work to incorporate any requested changes and applicable price increase(s), if any. IBM may, however, continue work without regard to the requested change until both parties have agreed in writing to adjustment in price and estimated completion date terms, unless Buyer specifically notifies IBM in writing to halt work.

         4.5      Buyer may, for the applicable unit price specified in Section
                  4.0 of Attachment C, order Prototypes in addition to the quantity included in the NRE Charges at any time before five
                  (5) working days prior to RTM signoff. Subject to the RTM signoff and adequate yield from the initial wafer lot, IBM shall use reasonable efforts to deliver such additional Prototypes within two (2) weeks of the estimated delivery date for Prototypes.

         4.6 Subject to the terms and conditions of this Agreement, both parties will exercise reasonable diligence in performing the design activities set forth in the SOW for each Product.

         4.7 IBM agrees to provide Products to Mykotronx as requested by Mykotronx and accepted by IBM subject to the provisions of
                  Section 5.0 and Section 6.0.


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         4.8      All computer data provided to IBM by Mykotronx will be free from any virus, worm or other routines that would permit unauthorized access or otherwise harm software, hardware or data.

5.0      PRODUCT DEMAND FORECASTS

         5.1 The first Product demand forecast agreed to by Buyer and IBM is set forth in Attachment C. The forecast covers twelve (12) months broken out by Product and month. During the term of this Agreement, Buyer will provide IBM with updated Product demand forecasts on a quarterly basis covering a rolling twelve (12) month period (not to extend beyond the Contract Period), which will be reviewed for approval by IBM within ten
                  (10) days of receipt by IBM. Updated forecasts shall be in substantially the same format as the first forecast in Attachment C. Forecasts shall be provided to IBM's Customer Account Representative as identified above. Forecasts shall constitute good faith estimates of Buyer's anticipated requirements for Products for the periods indicated based on current market conditions, and IBM's acceptance shall constitute IBM's good faith intention to quote and supply such requirements if requested and ordered by Buyer in accordance with this Section 5.0. Notwithstanding the foregoing, Product demand forecasts accepted by IBM shall not contractually obligate IBM to supply, nor contractually obligate Buyer to purchase, the quantities of units of Product set forth in such forecasts.

         5.2 Buyer may request Products that exceed Product demand forecasts previously accepted by IBM. Such requests are subject to rejection by IBM for any reason, including, without limitation, resource availability.

6.0      PURCHASE ORDERS

         6.1 Buyer shall order NRE Services by issuing written purchase orders. Purchase orders for NRE Services will be deemed accepted by IBM unless rejected in writing by IBM, specifying the reasons for rejection, within fourteen (14) calendar days after IBM's receipt of such purchase order.

         6.2 Buyer shall order Products by issuing written purchase orders. Purchase orders for Products must be received by IBM in advance, with at least the Purchase Order Lead Time specified in Attachment C, to allow IBM to meet Buyer's requested Shipment Date.

                  6.2.1 Requested Shipment Dates will be deemed accepted (subject to the Purchase Order Lead Time) by IBM if the purchase order requesting such Shipment Date is accepted by IBM. If so accepted, a requested Shipment Date shall constitute a Scheduled Shipment Date. Buyer agrees to accept delivery of Products up to thirty (30) days in advance of the Scheduled Shipment Date.

                  6.2.2 Subject to IBM's written acceptance, Buyer may from time to time request an improved Scheduled Shipment Date. IBM will accept requests for improved Scheduled Shipment Dates to the extent that request results in no additional expense to IBM. If such a request will result in additional expense to IBM, then IBM will quote the added charges to Buyer. IBM shall not act on the request without the express written authorization of Buyer. Upon shipment of Product on or before the agreed to date such charges shall become due and payable in accordance with the payment provisions of Section 9.0 of this Agreement.


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         6.3      Purchase orders for Products will be deemed accepted by IBM unless rejected in writing by IBM, specifying the reasons for rejection, within fourteen (14) calendar days after IBM's receipt of such purchase order. Purchase orders for Products may be rejected by IBM if such purchase order requests a quantity of Products that (i) exceeds the most recent Product demand forecast accepted by IBM or (ii) a Shipment Date IBM deems unacceptable, or (iii) does not comply with the terms and conditions of this Agreement, or if Buyer is in breach of this Agreement.

         6.4      Purchase orders issued to IBM shall include the following:

                  6.4.1    NRE Services and/or Product(s) being ordered;

                  6.4.2 quantity of units of Product requested (in increments of the minimum ship pack quantity set forth in Attachment C ("SPQ") only);

                  6.4.3    NRE Charges and/or unit price per Attachment C;

                  6.4.4    billing address;

                  6.4.5 shipping instructions, including carrier, destination address and requested shipment dates;

                  6.4.6    reference to this Agreement and Agreement Number.

         6.5 This Agreement shall take precedence over and govern in case of any additional, different or conflicting terms and conditions in any purchase order(s) or any other form of either party. Purchase orders and other forms of either party may not vary the terms of this Agreement. Additional, different or conflicting terms and conditions on a purchase order or other form shall be of no effect.

         6.6 Notwithstanding any other provision of this Agreement, in the event that IBM's ability to supply the Product is constrained (except as caused by Buyer) for reasons which include, but are not limited to, component availability, and the Scheduled Shipment Date cannot be met, IBM will reduce the quantities of Products to be supplied to Buyer in proportion to the reduction in quantities of products of the same technology or utilizing the same manufacturing process to be supplied to satisfy others. In the event of such constraint, IBM will provide Buyer written notice of the constraint and the quantity of Products to be supplied by the Scheduled Shipment Date. Such notice shall include estimated date for delivery of the balance of the order. Within ten (10) business days after the date of the notice, Buyer shall have the right to notify IBM, in writing, that it is canceling the balance of the order which IBM will not ship by the Scheduled Shipment Date, except that Buyer shall remain responsible for compensating IBM at a rate to be agreed upon, for any work in process on that portion of the order. Such cancellation or receipt of such allocated supply and later delivery of all undelivered ordered quantities after the constraint ends shall constitute Buyer's exclusive remedy in the event of such supply constraint.


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7.0      PRICING

         7.1 Buyer shall pay IBM the NRE Charge applicable to such Product as set forth in Attachment C, as well as other sums for special services as are separately listed or referenced in Attachment C.

         7.2 The unit price for each unit of Product ordered shall be calculated at the time the applicable purchase order is accepted using the Product's Price Quantity Matrix set forth in Attachment C. The quantity used as an input into such Price Quantity Matrix shall be the cumulative quantity of units of Product as set forth on the purchase orders accepted by IBM in the year of purchase, including the units of Product requested in the purchase order that is the subject of such price calculation. If Buyer fails to purchase _________ units of Product in the first year of production, then Buyer agrees to pay IBM the total amount it would have paid had it purchased the units, pursuant to Attachment C, within thirty (30) days after receipt of an invoice from IBM.

         7.3 Price is based on the description of the Product, as set forth in Attachment A. IBM reserves the right to re-quote Product prices if changes in the Product design require a different chip size, package option, manufacturing technology or other similar change from the Product description set forth in Attachment A, but in no event shall IBM required to charge Buyer a price below IBM's full cost for the Product. Prices may not be increased due to fluctuations in yield or rejection rates or as a result of IBM changing the location of manufacture.

8.0      TITLE AND SHIPMENT

         8.1 Title and risk of loss for a Product pass to Buyer when IBM delivers the Product to the carrier.

         8.2 Products shall be shipped from the manufacturing location FOB for domestic U.S. destinations and ExWorks (as defined in the 1990 INCO Terms) for international shipments. Products shall be shipped in increments of the minimum SPQ.

         8.3 In no event shall IBM be deemed to assume any liability in connection with any shipment, nor shall the carrier be construed as an agent of IBM.

9.0      INVOICING, PAYMENT TERMS, TAXES

         9.1 NRE Charges shall accrue and be invoiced on the schedule set forth in Section 2.0 of Attachment C. IBM shall invoice Buyer for all units of Product upon shipment. All payments under this Agreement shall be due within thirty (30) days of the date of invoice. If Buyer's account becomes in arrears or if Buyer exceeds its credit limit with IBM, in addition to any other right under this Agreement, IBM reserves the right to cease development work or stop shipment to Buyer or ship to Buyer on a cash-in-advance basis until Buyer's account is again current.

         9.2 IBM reserves a purchase money security interest in Products purchased under this Agreement in the amount of the price and in Buyer's proceeds from the same, including, without limitation, accounts receivable. Purchase money security interests will be satisfied by payment in full. Buyer agrees to execute UCC-1 financing statements or other appropriate documents to be filed in order to perfect IBM's security interest.

         9.3 Buyer is responsible for all taxes related to Products except for taxes based on IBM's net income.

         9.4 Buyer shall provide IBM with a copy of a valid reseller's exemption certificate for Products purchased for resale for each applicable


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                  taxing jurisdiction. Based on such certificate, and where the law permits, IBM will treat Buyer as exempt from applicable state and local sales tax for Products purchased hereunder. Buyer shall notify IBM promptly in writing of any modification or revocation of its exempt status. Buyer shall reimburse IBM for any and all assessments resulting from a refusal by a taxing jurisdiction to recognize any Buyer reseller's exemption certificate, or from Buyer's failure to have a valid reseller's exemption certificate. If Buyer purchases Product under this Agreement for internal use, Buyer agrees to notify IBM and pay applicable sales tax.

10.0 INTEREST ON OVERDUE PAYMENTS Buyer will be liable for interest on any overdue payment under this Agreement commencing on the date such payment becomes due at an annual rate equal eighteen percent (18%) per year.

11.1     CANCELLATION CHARGES, RESCHEDULING AND ORDER CHANGE PROVISIONS

         11.1 Buyer may cancel a purchase order or any portion thereof upon written notice to IBM. If Buyer cancels a purchase order for NRE Services or Prototypes, or if Buyer unreasonably withholds its signature from the RTL or RTM, IBM will cease further work in connection with the Product and invoice Buyer for the total of all unpaid NRE Charges applicable to the next Payment Milestone (Section 2.0 of Attachment C), an NRE cancellation charge pursuant to Section 3.0 of Attachment C and the applicable unit price for any canceled Prototype devices that were ordered pursuant to Section 4.5 of this Agreement. For purchase orders for units of Product, a cancellation charge as specified in Section 9.0 of Attachment C will immediately become due for each cancelled unit.

         11.2 For a purchase order for production units which is more than thirty (30) days, but less than the Purchase Order Lead Time, from its Scheduled Shipment Date, Buyer may request in writing a one-time deferral of the Scheduled Shipment Date for not more than ninety (90) days, with no cancellation charge imposed. However, if this purchase order is subsequently deferred or canceled, then the cancellation charge specified in Section 9.0 of Attachment C will be due.

         11.3 Cancellation charges shall not apply to those orders canceled by Buyer pursuant to paragraph 6.6 above.

12.0     ENGINEERING CHANGES

         12.1 IBM may implement Engineering Changes required to satisfy governmental standards, protect Product, system or data integrity, or for environmental, health or safety reasons ("Mandatory Engineering Changes").

         12.2 For all previously shipped Product not incorporating Mandatory Engineering Changes, IBM may provide replacement Products (including parts, materials and documentation) at the expense of the party at fault. Buyer must use reasonable efforts to install Mandatory Engineering Changes on all Buyer installed Products and Products in its inventory. If IBM requests the return of Products displaced by installation of replacement Products, Buyer will promptly return any displaced Products to IBM after installation of such replacement Products, at IBM's expense.


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         12.3     In addition to Mandatory Engineering Changes, IBM may
                  implement Engineering Changes that result in cost reductions to the Product ("Elective Engineering Changes") with prior approval from Buyer. Such approval shall not be unreasonably withheld. IBM shall give Buyer prompt notice of Elective Engineering Changes.

         12.4 IBM may make available other Engineering Changes ("Optional Engineering Changes"). The cost of any Optional Engineering Changes that Buyer desires to implement will be borne by Buyer and will be determined through a request for quote process.


13.0     TERMINATION OF AGREEMENT

         13.1 If either party is in material default of a provision of this Agreement and such default is not corrected within thirty (30) days of receipt of written notice, this Agreement may be terminated by the party not in default.

                  13.1.1 If Buyer terminates due to IBM default, all previously accepted purchase orders shall be automatically canceled without charge to Buyer, except for any specific purchase order(s) that the parties mutually agree not to cancel.

                  13.1.2 If IBM terminates due to Buyer default, at IBM's discretion, all previously accepted purchase orders shall be automatically canceled and adjustment charges and cancellation charges will apply in addition to any other amounts then due.

         13.2 Notwithstanding the provisions of Section 13.1, either party shall have the right to terminate this Agreement immediately if:

                  13.2.1 The other party files a petition in bankruptcy, undergoes a reorganization pursuant to a petition in bankruptcy, is adjudicated a bankrupt, becomes insolvent, becomes dissolved or liquidated, files a petition for dissolution or liquidation, makes an assignment for benefit of creditors, or has a receiver appointed for its business; or

                  13.2.2 The other party is subject to property attachment or court injunction or court order which has a substantial negative effect on its ability to fulfill its obligations under this Agreement.

         13.3 IBM may terminate this Agreement, or its obligations with respect to specifically affected Products, immediately if:

                  13.3.1 Buyer unreasonably withholds its consent for IBM to make Elective Engineering Changes under Section 12.0; or

                  13.3.2 IBM receives a claim or charge, or IBM otherwise has a reasonable basis to believe any time during the term of this Agreement, that any of the Buyer Deliverable Items infringe third party intellectual property rights.

         13.4 In the event this Agreement is terminated pursuant to Section 13.1.2, 13.2 or 13.3, all amounts due and payable to the non-terminating party as of the date of such termination shall become immediately due and payable.


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         13.5     Either party may terminate this Agreement without cause upon one (1) year's prior written notice to the other. If Buyer is the terminating party, all previously accepted purchase orders will be filled, but IBM shall not be obligated to accept further purchase orders after receiving notice. If IBM is the terminating party, IBM will continue to accept new purchase orders pursuant to Section 6.0 during the notice period.

         13.6 All Products shipped against accepted purchase orders will be subject to the terms and conditions of this Agreement notwithstanding any termination or expiration of the term of this Agreement. All amounts due for Prototypes or Product delivered or NRE Services performed under this Agreement prior to termination or expiration shall be paid in accordance with the terms and conditions of this Agreement, notwithstanding any such termination or expiration of this Agreement.

14.0     WARRANTIES

         14.1 IBM warrants that each unit of Product after delivery will be free from defects in material and workmanship and will conform to the Product Specifications as set forth in the RTM for the applicable period set forth in Attachment C. Delivery to Buyer of each unit of Product is deemed to occur five (5) days after shipment from IBM. Buyer acknowledges that the functionality of Products is contingent upon Buyer's designs and, therefore, the warranty of this Section 14.1 does not apply to the functionality of Products fabricated hereunder. This warranty does not include repair of damage resulting from failure to provide a suitable installation environment, or any use for other than the intended purpose, accident, disaster, neglect, misuse, transportation, alterations, or non-IBM repairs or activities.

         14.2     Any unit of Product that fails to conform to the warranty of
                  Section 14.1, while under warranty, may be returned, transportation prepaid by Buyer, to the location IBM designates for repair, replacement or credit, at IBM's discretion. IBM will repair or replace such units or provide a credit to Buyer for the purchase price paid for such units by Buyer. IBM will ship replacement units back to Buyer, transportation prepaid by IBM, and such units of Product will be considered newly delivered for warranty purposes.

         14.3 Should any unit of Product returned to IBM hereunder be found by IBM to be free from defects or non-conformities, IBM will return such unit of Product to Buyer transportation prepaid by IBM. Payment for such unit of Product will be due and payable by Buyer upon receipt of the invoice.

         14.4 Prototypes provided by IBM under this Agreement are provided on an "AS IS" basis, without warranty of any kind.

         14.5 No course of dealing, course of performance, usage of trade, or Product or Prototype description shall be deemed to establish a warranty, express or implied.

         14.6 THE FOREGOING WARRANTIES MADE BY IBM ARE EXCLUSIVE AND IN LIEU OF ANY OTHER WARRANTIES, EXPRESS OR IMPLIED INCLUDING, WITHOUT


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                  LIMITATION, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND
                  FITNESS FOR A PARTICULAR PURPOSE, AND ANY IMPLIED WARRANTIES OF NON-INFRINGEMENT.

15.0 CONFIDENTIAL INFORMATION - The existence and contents of this Agreement are confidential to the parties and neither party shall disclose the same without the prior written permission of the other party. If a party wishes to exchange other confidential information, the exchange will be made under the terms of the separate agreement for exchange of confidential information (Agreement Number Vl793) as executed between IBM and Mykotronx on May 8, 1997.

16.0     TRADEMARKS AND TRADE NAMES

         16.1 Neither this Agreement, nor the sale of Products hereunder, shall be deemed to give either party any right to use the other party's trademarks or any of the other party's trade names without specific, prior written consent.

17.0     INTELLECTUAL PROPERTY RIGHTS

         17.1 Buyer represents, and IBM acknowledges Buyer's representation, that all Buyer Deliverable Items for the Products are the property of Buyer. Buyer represents and warrants it is the rightful owner, or authorized licensee (with all requisite rights to sublicense) of the Buyer Deliverable Items and all other designs, information, and materials supplied to IBM hereunder, and that no part of such materials knowingly incorporate or infringe the intellectual property of any third party.

         17.2 IBM or its licensors shall retain and have all intellectual property rights (including, without limitation, mask work rights) associated with any intellectual property furnished by IBM in connection with this Agreement, including without limitation, (i) all base array layers, (ii) all IBM-licensed library elements (including, without limitation, any megafunctions or cores), and (iii) all design methodologies and tools, (iv) all IBM-furnished modifications of any of the foregoing. To the extent Buyer has access to such intellectual property, Buyer shall use such intellectual property solely for the purpose of designing Prototypes and Products for manufacture pursuant to this Agreement. Buyer hereby conveys to IBM any intellectual property rights Buyer may acquire therein.

         17.3 IBM shall own any masks made by IBM using logic data provided by Buyer. IBM will use any tangible netlist tape(s), and tangible GDS 11 tape(s) received from Buyer or generated exclusively for Buyer hereunder, and any masks made from such GDS 11 tape(s), only to manufacture Products for sale to Buyer.

         17.4 If in the course of performance under this Agreement either party discovers or invents any process, pattern, device or other invention, that party shall be deemed the owner of such discovery or invention. In the event any such invention is jointly discovered or invented by the parties, the parties shall be deemed joint owners of such discovery or invention without any duty of accounting.

         17.5 The parties understand and agree that no license or other right is granted herein to either party, directly or by implication, estoppel


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

                  or otherwise, with respect to any know-how, inventions, patents, trade secrets, copyrights, mask works or other intellectual property rights, except as may be required by IBM to manufacture the Product(s). No additional license or other right, express or implied, shall arise from the consummation of this Agreement, or from any acts, statements or dealings leading to such consummation.

18.0     INTELLECTUAL PROPERTY INDEMNIFICATION

         18.1 IBM shall indemnify Buyer from and against any damages finally settled or awarded by a court of competent jurisdiction resulting from any direct infringement of any patents or copyrights of a third party in any country in which IBM sells similar products that expose IBM to similar liabilities as the Product, arising as a result of any of IBM's manufacturing process, equipment or testing, that is not specifically required by Buyer's designs, specifications or instructions. IBM shall defend at its own expense, including attorney's fees, any suit brought against Buyer alleging such infringement. In the event that Buyer becomes enjoined from using Product in its inventory due to such infringement, IBM at its option and expense, will secure for Buyer the right to continue to use and market the Product or modify or replace the Product with a non-infringing product. If IBM determines that neither of the foregoing alternatives is reasonably available, Buyer may return the Product in Buyer's inventory to IBM for a credit equal to the price paid for the units of Product affected. IBM shall have no obligation regarding any claim based upon modification of the Product by Buyer or its customers, use of the Product in other than its intended operating environment or the combination, operation or use of the Product with non-IBM products or equipment.

         18.2 Buyer shall indemnify IBM from and against any damages finally settled or awarded by a court of competent jurisdiction resulting from any direct infringement of any patents or copyrights of a third party in any country where Buyer uses or distributes the Product, arising as a result of IBM's compliance with any of Buyer's design, specifications, instructions or modifications of the Product by Buyer and shall defend at its own expense, including attorney's fees, any suit brought against IBM alleging any such infringement.

         18.3 The rights provided in Sections 18.1 and 18.2 are contingent upon the parties seeking to enforce indemnification by giving prompt written notice to the indemnifying party regarding any claim, demand or action for which the indemnified party seeks indemnification. The indemnified party is required to fully cooperate with the indemnifying party at the indemnifying party's expense and shall allow the indemnifying party to control the defense or settlement of any such claim, demand or action, including obtaining the written consent of the indemnifying party prior to any settlement proposal or settlement. IBM shall have the right to waive Buyer's obligations under Section 18.2 and provide for its own defense, at IBM's sole discretion and expense.

         18.4 The purchase, receipt or possession of the Product from or through IBM carries no license or immunity, express or implied, under any patent of IBM covering the combination of the Product with other products or the use of any such combination, or under any patent or other intellectual property right of any third party relating to the Product or its combinations with any other products.

         18.5     Except as expressly stated in this Agreement, this Section
                  18.0 states the entire liability of the parties and their exclusive remedies with respect to infringement and all other warranties against infringement of any intellectual property rights, statutory, express or implied are hereby disclaimed.

19.0 INDEPENDENT PARTIES - Each party hereto is an independent contractor and is not an agent of the other party for any purpose whatsoever. Neither party shall make any warranties or representations on the other party's behalf, nor shall it assume or create any other obligations on the other party's behalf. IBM and Buyer agree to indemnify from and against any damages finally awarded by a court of competent jurisdiction resulting from any violation of this Section 19.0.

20.0     LIMITATION OF REMEDIES

         20.1 IBM's entire liability and Buyer's exclusive remedy are set forth in this Section:

                  20.1.1 In all situations involving non-conforming or defective Products furnished under this Agreement as set forth in Section 14.1, Buyer's exclusive remedy is the replacement of the Products or a credit to Buyer of the purchase price paid for such units by Buyer, at IBM's sole discretion.

                  20.1.2 IBM's liability for actual damages for any cause whatsoever (other than as set forth in Section 20.1.1), shall be limited to the greater of ________________ (__________) or the applicable unit price for the specific units of Product that caused the damages or that are the subject matter of, or are directly related to, the cause of action. This limitation will apply, except as otherwise stated in this Section, regardless of the form of action, whether in contract or in tort, including negligence. This limitation will not apply to the payment of costs, damages and attorney's fees referred to in
                           Section 18.0. This limitation will also not apply to claims by Buyer for bodily injury or damage to real property or tangible personal property caused by IBM's negligence.

                  20.1.3 In no event will either party be liable to the other party for any lost profits, lost savings, incidental damages or other consequential damages, even if advised of the possibility of such damages, except as provided in Section 18.0. In addition IBM will not be liable for any claim based on any third-party claim, except as provided in Section 18.0. Similarly, IBM will not be liable for any damages caused by defective or non-conforming Products located outside the fifty states of the United States, the District of Columbia or Puerto Rico. In no event will IBM be liable for any damages caused by Buyer's failure to perform Buyer's responsibilities.

                  20.1.4 In addition, IBM shall have no liability when the Products are used in conjunction with any Ultra-hazardous Uses.

21.0     SUBCONTRACT AND ASSIGNMENT

         21.1 IBM has the right to subcontract its responsibilities under this Agreement, provided that any subcontractor retained by IBM is obligated in writing to the same obligations as set forth herein with respect to IBM. In the event that IBM does subcontract certain portions of its responsibilities, the term "employee" as used herein shall be deemed to include such subcontractor and/or its employees.

         21.2 Customer shall not assign its rights under the Agreement or delegate or subcontract its duties without prior written consent from IBM. IBM shall be free to assign its rights under the Agreement or delegate or subcontract its duties or obligations under the Agreement without Customer's consent.

         21.3 During the term of this Agreement and for one (1) year thereafter, Buyer shall not solicit any IBM employee who is directly engaged in performing activities under this Agreement to fill out an application for employment; nor shall Buyer solicit the employees of any third party engaged on behalf of IBM in performing activities that are related to this Agreement.

22.0 COMPETITIVE PRODUCTS AND SERVICES - Neither this Agreement nor any activities hereunder will impair any right of IBM or Buyer to design, develop, manufacture, market, service, or otherwise deal in, directly or indirectly, other products or services including those which are competitive with those offered by IBM or Buyer.

23.0 PROMOTIONAL ACTIVITY - Press releases and other like publicity, advertising or promotional material which mention the other party by name, this Agreement or any term hereof shall be agreed upon by both parties in writing prior to any release.

24.0 FORCE MAJEURE - Except for payments due IBM, neither party shall be in default or liable for any delay or failure of compliance with this Agreement due to an act of nature, public enemy, freight embargo, or other cause if such act of nature, public enemy, freight embargo, or other cause is beyond the control of the non-performing party. A non-performing party shall cure as soon as practicable.

25.0     NOTICES

         25.1 All notices shall be in writing and shall be deemed delivered when sent by certified mail return receipt requested.

                  IBM Corp.                          Rainbow Technologies, Inc
                  Dept. LJGV - 965-3J                50 Technology Drive
                  1000 River Street                  Irvine, California 92618
                  Essex Junction, VT 05452
                  Attn: Contract Administrator       Attn: Director of Materials

         25.2 Day to day activities under this Agreement will be directed by the Technical Coordinators identified in Attachment A, who will be responsible for maintaining technical liaison between the parties. Either party may change its respective representative designated for receipt of notices, or its Technical Coordinator and their addresses designated for notices by notifying the other party in the same manner as any other notice.

26.0     GENERAL PROVISIONS

         26.1 This Agreement may be executed in any number of identical counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same instrument when each party has signed one such counterpart.

         26.2 The activities of each party and its employees, agents or representatives while on the other party's premises (including any design center) shall comply with the host company's policies and procedures for such facilities, including security procedures and visitation guidelines.

         26.3 Each party will comply with all applicable federal, state and local laws, regulations and ordinances including, without limitation, the regulations of the U.S. Government relating to the export of commodities and technical data insofar as they relate to the activities under this Agreement. Buyer agrees that machines, commodities, and technical data provided under this Agreement are subject to restrictions under the export control laws and regulations of the United States of America, including, without limitation, the U.S. Export Administration Act and the U.S. Export Administration Regulations. Buyer hereby gives its written assurance that neither machines, commodities or technical data provided by IBM under this Agreement, nor the direct product thereof, will be exported, or re- exported, directly or indirectly, to prohibited countries or nationals thereof without first obtaining applicable government approval. Buyer agrees it is responsible for obtaining required government documents and approvals prior to export of any machine, commodity, or technical data.

         26.4 This Agreement shall be construed, and the legal relations between the parties hereto shall be determined, in accordance with the substantive laws of the State of New York, without regard to the conflict of laws principles thereof. Any proceedings to resolve disputes relating to this Agreement, shall be commenced in the State of New York. The parties hereto expressly waive any right they may have to a jury trial and agree that any proceeding under this Agreement shall be tried by a judge without a jury.

         26.5 If any section or subsection of this Agreement is found by competent judicial authority to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of any such section or subsection in every other respect and the remainder of this Agreement shall continue in effect so long as the redacted Agreement still expresses the intent of the parties. If the intent of the parties cannot be preserved, this Agreement shall be either renegotiated or terminated.

         26.6 No actions, regardless of form, arising out of this Agreement, may be brought by either party more than two (2) years after the cause of action has arisen, or, in the case of nonpayment, more than two (2) years from the date the last payment was due.

         26.7 This Agreement may be modified only by a written amendment signed by persons authorized to so bind Buyer and IBM. This Agreement shall not be supplemented or modified by any course of dealing, course of performance or trade usage. The term "this Agreement" as used herein includes any applicable Attachments or future written amendment(s) made in accordance with this Section.

         26.8 Failure by either party to insist in any instance on strict conformance by the other to any term of this Agreement or failure by either party to act in the event of a breach will not be construed as a consent to or waiver of any subsequent breach of the same or of any other term contained in this Agreement

         26.9 All obligations and duties which by their nature survive the expiration or termination of this Agreement shall remain in effect beyond any expiration or termination, including, without limitation, Sections 8.0, 9.0, 10.0, 13.6, 14.0, 15.0,
                  16.0, 17.0, 18.0. 19.0 and 20.0.

         26.10 The headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

27.0 MYKOTRONX - Mykotronx shall be bound by those provisions of this Agreement relevant to its performance of its obligations. However, Mykotronx has no rights whatsoever under this Agreement. In no event and under no circumstances shall Buyer make any claim or assert any right against IBM in any way based upon the performance of Mykotronx and IBM shall be able to exercise any and all rights available to it under this Agreement, against Buyer, based upon failure or alleged failure of Mykotronx to perform its obligations hereunder, as if Buyer had been the party that was always responsible for those obligations. In the event Mykotronx makes any claim against IBM arising from or in any way relating to this Agreement, then IBM shall be able to rely fully on and assert those provisions of this Agreement that limit its liability (Section 20, for example) and that govern choice of law (Section 26.4) and statute of limitations (Section 26.6). Additionally, Buyer shall fully defend and indemnify IBM against such claim.

28.0 SOLE AGREEMENT - The parties acknowledge that each has read this Agreement and its Attachments, understands them, and agrees to be bound by their terms and conditions. Further, the parties agree that this Agreement and its Attachments and the IBM Design Kit License Agreement, are the complete and exclusive statement of the agreement between the parties, which supersedes all proposals and all prior agreements, oral or written, and all other communications between the parties relating to the subject matter hereof.

Agreed to:                               Agreed to:

INTERNATIONAL BUSINESS                   MYKOTRONX, INC.
MACHINES CORPORATION B


By:
    -------------------------            -----------------------
Name:  Peter D. Hansen                   Name:  Fred Sharp
Title: VP North American Sales           Title: Vice President

Dated: September 04, 1997 Dated: 21 -AVG q

Agreed to:

RAINBOW TECHNOLOGIES, INC.


By:
   -----------------------
Name:  Ken Konechy
Title: Vice President

Dated: 2O-AUG-97

This agreement shall not bind either party to any obligations unless and until it is executed in writing by both parties.